SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. _)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement
[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Under §240.14a-12

Interpool, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_]    Fee paid previously with preliminary materials:

[_]    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INTERPOOL, INC.
211 College Road East
Princeton, New Jersey 08540

[          ], 2005

Dear Stockholders:

We have scheduled a special meeting of stockholders for the purpose of obtaining stockholder approval for the issuance of up to 2,857,565 shares of common stock upon the exercise of certain Series B warrants that were sold by Interpool in connection with a private transaction in September 2004. The meeting will be held on __________, __________, 2005 at 10:00 a.m. at ________________________.

On the following pages you will find the formal notice of the special meeting and proxy materials. The vote of each stockholder is important. Please be sure to mark, sign and return the enclosed proxy card so that your shares will be represented. Even if you have executed a proxy, you may still attend the special meeting and vote your shares in person.

Sincerely,

Martin Tuchman
Chairman of the Board and Chief Executive Officer

INTERPOOL, INC.
211 College Road East
Princeton, New Jersey 08540

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

___________, 2005

Princeton, New Jersey
[          ], 2005

To the Stockholders:

          NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of INTERPOOL, INC. (the "Company") will be held at ________________________ on __________, __________, 2005, at 10:00 a.m., Eastern Time, for the following purposes:

(1)	to approve the issuance of up to 2,857,565 shares of the Company's common stock upon the exercise of certain Series B warrants sold by the Company in connection with a private transaction consummated by the Company in September 2004; and

(2)	to act upon such other matters as may properly come before the meeting or any adjournments thereof.

          All holders of common stock of record at the close of business on February 8, 2005 will be entitled to notice and to vote at the Special Meeting.

          Regardless of whether you vote using a traditional proxy card, through the Internet or by telephone, you may change your vote at any time before it is voted at the meeting.

By Order of the Board of Directors

Martin Tuchman
Chairman and Chief Executive Officer

INTERPOOL, INC.
211 College Road East
Princeton, New Jersey 08540

PROXY STATEMENT

          This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Interpool, Inc. (the "Company") of proxies for use at our Special Meeting of Stockholders (the "Special Meeting") to be held on __________, 2005 at 10:00 a.m., Eastern Time, and at any adjournments thereof.

          This Proxy Statement, Notice of Meeting and Form of Proxy for the Special Meeting and accompanying materials are being mailed to each stockholder at such holder's address of record on or about __________, 2005.

GENERAL

          Only stockholders of record at the close of business on February 8, 2005 are entitled to notice and to vote the shares of our common stock (the “common stock”) held by them on that date at the Special Meeting or any adjournments thereof.

          If the accompanying proxy card is voted by casting your vote via regular mail, or via the Internet or telephone by following the instructions on the Proxy Card, and is not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for approval of the proposal contained herein, and, with regard to any other matters that may properly come before the meeting, as recommended by the Board of Directors; or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing a revoking instrument or a duly executed proxy bearing a later date with our Secretary. The powers of the proxy holders will be suspended if the person executing the proxy attends the Special Meeting in person and so requests. Attendance at the Special Meeting will not, in itself, constitute revocation of a previously granted proxy.

          The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on February 8, 2005 will constitute a quorum. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Special Meeting. As of January 2, 2005, there were 27,857,948 shares of common stock outstanding.

          The cost of soliciting proxies in the enclosed form will be borne by the Company. It is expected that the solicitation will be primarily by mail. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, telephone or facsimile. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

          The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of January 2, 2005 by certain beneficial owners, each of the Company’s directors, certain executive officers and all executive officers and directors as a group.

                                                                                    Options
                                                                                  Exercisable
                                                                   Number of        Within       Percentage
Name of Beneficial Owner                                           Shares (1)       60 Days     Of Class (1)
------------------------                                           ----------     -----------   ------------
Officers and Directors:
Martin Tuchman (2)(3)                                               9,314,643      2,280,000         30.91%
Arthur L. Burns                                                       205,008         96,563          *
Warren L. Serenbetz, Jr.(4)(5)(6)                                     472,527              0          1.70%
Peter D. Halstead                                                      67,500         60,000          *
Clifton H. W. Maloney                                                  15,000         15,000          *
Joseph J. Whalen                                                       37,500         37,500          *
William J. Shea                                                             0              0          *
Michael S. Mathews                                                          0              0          *
William A. Geoghan (7)                                                  9,373          7,500          *
Herbert Mertz (7)                                                       9,346          7,500          *
Richard W. Gross (7)                                                    2,331              0          *
Brian Tracey                                                            1,176              0          *
James F. Walsh (7)                                                         25              0          *
Christopher N. Fermanis (7)                                             1,320              0          *
Executive officers and directors as a
   group (fourteen persons, as of January 2, 2005)                 10,135,749      2,504,063         33.38%
Other Stockholders:
Hickory Enterprises, L.P. (8)(9)                                    4,537,489              0         16.29%
  165 Signal Hill North
  Wilton, CT 06897
Raoul J. Witteveen (10)                                             4,712,429      1,140,000         16.25%
  Surinamesttaat 37
  2585 CH The Hague
  The Netherlands
Warren L. Serenbetz (4)(6)(11)(12)                                    937,365              0          3.37%
  695 West Street
  Harrison, NY 10528
Paul H. Serenbetz (4)(5)                                              291,756              0          1.05%
  12 Howard Avenue
  New Haven, CT 06519
Stuart W. Serenbetz (4)(5)                                            290,146              0          1.04%
  Stonebridge Development Corp.
  6 Hickory Drive
  Stamford, CT 06902
Clay R. Serenbetz (4)(5)                                              292,646              0          1.05%
  695 West Street
  Harrison, NY 10528
The Chartres Limited Partnership (13)                                  90,000              0          *
  c/o Interpool, Inc.
  633 Third Avenue
  New York, NY 10017
Other Stockholders as a group                                      11,268,831      1,140,000         38.86%
-------------------------------
*Less than 1%
(1)	Includes shares subject to options which are exercisable within 60 days. In the event that all said options were exercised, the total number of outstanding shares of the Company's common stock would be 31,502,011. The percentage of class is calculated on the basis of an assumption that only the named individual exercised all of his options. Does not include the following options not exercisable within 60 days: Herbert Mertz; 50,000; Peter D. Halstead, 15,000; Joseph J. Whalen, 15,000; Clifton H. W. Maloney, 15,000; Michael S. Mathews, 15, 000; William J. Shea, 15,000; Warren L. Serenbetz, Jr., 15,000. Does not include shares which could be issued upon conversion in connection with holdings of the Company's 9.25% Convertible Redeemable Subordinated Debentures with a conversion price of $25.00 per share. Conversion of the holdings of the Debentures would result in a share issuance as follows: Martin Tuchman 80,000 shares; Warren L. Serenbetz and related entities and family members 106,906 shares; Arthur Burns 9,600 shares; Peter Halstead 1,000 shares; Joseph Whalen 8,000 shares; Clifton Maloney 2,000 shares; Richard Gross 8,000 shares; and Herbert Mertz 2,400 shares.

(2)	The business address of Mr. Tuchman is 211 College Road East, Princeton, New Jersey 08540.

(3)	Includes 6,779,641 shares directly held by Mr. Tuchman; 8,668 shares held by a pension plan f/b/o Mr. Tuchman; 46,619 shares held by a revocable grantor trust of which Mr. Tuchman is the grantor and trustee and Mr. Tuchman's brother is the beneficiary; 7,000 shares held by the Tuchman Foundation; 5,797 shares representing Mr. Tuchman's 51.3% interest in shares held by Kingstone Capital Group, LLC, a New Jersey limited liability company; 1,500 shares held by a pension plan f/b/o Mr. Tuchman's wife; 182,381 shares held by Princeton International Properties, Inc., a New Jersey corporation owned by Mr. Tuchman and his wife; and 3,037 shares held by Mr. Tuchman's wife.

(4)	Does not include shares held by Hickory Enterprises, L.P. described in footnote (8) below.

(5)	Each of Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz is a brother of Warren L. Serenbetz, Jr. Warren L. Serenbetz is Warren L. Serenbetz, Jr.'s father.

(6)	At the stockholder meeting on December 15, 2004, Warren L. Serenbetz, Jr. was elected to the board of directors. Warren L. Serenbetz, who previously served as a director, did not stand for reelection to the board.

(7)	Includes indirect beneficial ownership of shares held by immediate family members.

(8)	In 1994, Hickory Enterprises, L.P., a Delaware limited partnership ("Hickory") was formed. Warren L. Serenbetz contributed shares of the Company's common stock in exchange for a limited partnership interest in Hickory. Each of Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz and Clay R. Serenbetz contributed shares of the Company's common stock in exchange for a general partnership and limited partnership interest in Hickory. Each of the four general partners in Hickory has one vote in matters before Hickory.

(9)	Includes 319,422 shares held by exchange funds as to which Hickory Enterprises retains certain voting rights.

(10)	Includes 3,467,730 shares directly held by Mr. Witteveen; 101,210 shares held by an exchange fund as to which Mr. Witteveen retains certain voting rights; 1,500 shares of which Mr. Witteveen's wife is the record owner; and 1,989 shares representing Mr. Witteveen's interest in shares held by Kingstone Capital Group, LLC, a New Jersey limited liability company.

(11)	Includes 182,380 shares held by the Radcliff Group, Inc.

(12)	The Warren L. Serenbetz Revocable Trust, of which Warren L. Serenbetz is the trustee, is the record owner of these shares of the Company's common stock. The beneficiaries of the Warren L. Serenbetz Revocable Trust are members of the immediate family of Warren L. Serenbetz.

(13)	On February 1, 1995, Arthur L. Burns entered into an Agreement of Limited Partnership pursuant to which Mr. Burns contributed 90,000 shares of restricted common stock to The Chartres Limited Partnership ("Chartres"), in exchange for a 98% limited partnership interest in Chartres. Each of Meredith K. Burns and Kristin M. Reynolds, daughters of Arthur L. Burns, are the other limited partners and the general partners of Chartres. Limited partners do not have any voting rights or rights to participate in the management or operation of Chartres.

ITEM 1.	APPROVAL OF THE ISSUANCE OF UP TO 2,857,565 SHARES OF OUR COMMON STOCK UPON THE EXERCISE OF CERTAIN SERIES B WARRANTS ISSUED BY THE COMPANY IN CONNECTION WITH A PRIVATE TRANSACTION CONSUMATED BY THE COMPANY

          After evaluating several opportunities during the third quarter of 2004 to obtain additional financing to provide us with working capital and increase the amount of our stockholders equity, in September 2004, we consummated a private placement with four institutional investors of $150 million of a new series of 6% Notes due 2014 (the “Notes”). In connection with the sale of the Notes, we entered into a Warrant Agreement pursuant to which we issued to these investors two series of warrants (the “Series A Warrants” and “Series B Warrants” and jointly, the “Warrants”) exercisable for an aggregate of 8,333,333 shares of our common stock. Of the $150 million in proceeds from the sale of the Notes and Warrants, we used $49 million to repurchase outstanding 7.35% notes due 2007 and 7.20% notes due 2007, which were held by the four investors. The remaining proceeds are being used for general corporate purposes, including the purchase of additional equipment, retirement of debt, potential acquisitions, and working capital.

          Summary of Terms of Private Placement. The Warrants issued pursuant to the private placement are exercisable, at the option of the investors, into shares of our common stock at an exercise price of $18 per share. The exercise price and the number of shares issuable upon exercise of the Warrants will be subject to anti-dilution adjustments under certain circumstances as set forth in the Warrants and the Warrant Agreement. At the current exercise price of $18 per share, the Series A Warrants are exercisable for a total of 5,475,768 shares of common stock, and the Series B Warrants are exercisable for a total of 2,857,565 shares of common stock. The exercise of the Series A Warrants was not contingent upon stockholder approval, and all 5,475,768 Series A Warrants were exercisable immediately upon the completion of the private placement and are currently exercisable. The exercise of the Series B Warrants requires stockholder approval under the terms of the Series B Warrants. Accordingly, at this Special Meeting we are asking for stockholder approval for the issuance of common stock upon the exercise of the Series B Warrants. If the Warrants were exercised in full, the common stock issuable upon the exercise of both the Series A and Series B Warrants (the “Warrant Shares”) would constitute 23.03% of our common stock outstanding as of January 2, 2005 (inclusive of the Warrant Shares). Issuance of common stock upon exercise of the Warrants would have a dilutive effect on the Company’s outstanding common stock and would reduce earnings per share for future periods.

          In connection with the sale of the Notes and Warrants, certain of our significant stockholders, including our Chairman and Chief Executive Officer and a member of our Board of Directors and certain related stockholders, who collectively own more than 50% of our common stock, have entered into a voting agreement pursuant to which they have agreed to vote to approve the exercise of the Series B Warrants at this Special Meeting.

          We have agreed to include the Warrant Shares in registration statements for the benefit of the investors, which we intend to file with the Securities and Exchange Commission by May 1, 2005.

          Additional information about the sale of the Warrants appears in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, a copy of which (other than exhibits) is enclosed herewith and which is incorporated by reference herein. The form of the Warrant Agreement and the Series A and Series B Warrants are exhibits to that Form 10-Q filing. Upon request, we will provide copies of these or any other exhibits to that Form 10-Q filing at no cost to stockholders. All requests for copies should be directed to 211 College Road East, Princeton, New Jersey 08540, Attention of Investor Relations.

           Reasons for Stockholder Approval

          Issuance or Potential Issuance of More of Our Outstanding Common Stock. The Company's Board of Directors determined that the sale of the Notes and Warrants in September 2004 was advantageous to the Company and the Warrant Shares to be issued upon exercise of the Warrants further the best interests of the Company because the additional funds raised upon the exercise of the Warrants will provide additional operating capital for the Company. The Board considered the benefits and risks of raising funds based, in part, on estimated future market prices relative to other alternatives, and concluded that the terms set forth in the private placement in September 2004 were in the best interests of the Company and represented the best alternative available to the Company to meet its funding needs at the time. The Board of Directors therefore unanimously approved the sale of the Notes and Warrants and the issuance of shares of common stock upon exercise of the Warrants.

          Impact of the Transaction. It is important to note that issuance of the Warrant Shares upon the exercise of the Warrants will result in dilution to the equity interests of other holders of the common stock. Specifically, upon receipt of stockholder approval of this proposal, the exercise of the Series B Warrants and the issuance of the additional common stock will result in a decrease of the relative voting control and dilute the equity interests of the holders of common stock. However, our Directors, many of whom hold significant amounts of our common stock, recommend the approval of this proposal, as the issuance of shares of our common stock resulting from the exercise of the Warrants will increase the Company’s capital.

          Under the terms of the Warrant Agreement, in the event that stockholder approval of the issuance of common stock pursuant to the Series B Warrants is not obtained at this Special Meeting, and if such approval is not otherwise obtained prior to April 30, 2005, the holders of the Series B Warrants will have the right, upon exercise of the Series B Warrants and payment of the applicable exercise price, to receive cash from the Company in an amount equal to 105% of the current market price of our common stock on the day prior to exercise. If the holders were to exercise this right, the Company's liquidity would be reduced by approximately $3 million for each dollar the Company's stock price exceeded the $18 exercise price of the Warrants at the date of excercise.

          Our stockholders will not have the opportunity to dissent from the transaction or to receive an agreed or judicially appraised value for their shares of common stock.

           Vote Required and Recommendation of Board of Directors

          The Company agreed with the investors to use all commercially reasonable efforts to cause the holders of a majority of our outstanding shares of common stock, in accordance with all statutory laws and securities market or exchange rules applicable to the Company, to approve the exercise of the Series B Warrants. Our Board of Directors now solicits your proxy to be voted to approve the issuance of a sufficient number of shares of our common stock to be issued upon the exercise of the Series B Warrants.

          The affirmative vote of a majority of the votes cast in person or by proxy at the meeting will be required to ratify and approve the issuance of common stock upon exercise of the Series B Warrants. Abstentions will not be counted toward the tabulation of votes cast on the proposal. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved. Properly executed unrevoked proxies will be voted for Item 1 unless a vote against such proposal or an abstention is indicated.

          THE BOARD OF DIRECTORS DEEMS THIS PROPOSAL TO BE IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS ITEM 1 RATIFYING THE POTENTIAL ISSUANCE OF UP TO 2,857,565 SHARES OF THE COMPANY’S COMMON STOCK IN CONNECTION WITH THE EXERCISE OF THE SERIES B WARRANTS.

SELECTED FINANCIAL DATA
(dollars in thousands, except share and per share amounts)

          The following table sets forth our selected historical consolidated financial data for the periods and at the dates indicated. The financial information for 1999 is taken from consolidated financial statements audited by independent auditors who have ceased operations. This information should be read in conjunction with our historical consolidated financial statements, and the notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which are incorporated by reference in this Proxy Statement. Copies of our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 are enclosed with each copy of this proxy statement being mailed to stockholders.

                                                                                                      Nine Months
                                                     Year Ended December 31,(1)                    Ended September 30,
                                      -----------------------------------------------------     ----------------------
                                         2003    2002(2)(4)     2001       2000(3)     1999       2004      2003(5)
                                         ----    ----------     ----       -------     ----       ----      -------
                                                                                                    (unaudited)
Income Statement Data:
Revenues............................   $375,627   $326,555    $338,718    $287,553    $216,063   $290,383    $277,179

Income before cumulative effect of
   change in accounting principle...     41,190      4,389      28,104      44,040      23,271     46,565      30,651

Income per share before cumulative
   effect of change in accounting
   principle
    Basic...........................      $1.51      $0.16       $1.03       $1.61       $0.84      $1.70       $1.12
    Diluted.........................      $1.42      $0.15       $0.97       $1.61       $0.82      $1.57       $1.06

Weighted average shares outstanding:
    Basic...........................     27,365     27,360      27,417      27,421      27,571     27,378      27,361
    Diluted.........................     30,396     29,202      28,973      27,426      28,234     30,567      30,390

                                                        As of December 31,                         As of September 30,
                               ---------------------------------------------------------------
                                2003(6)     2002(2)        2001          2000           1999               2004
                                ----        ----           ----          ----           ----               ----
Balance Sheet Data:
Cash and cash equivalents.      $ 141,019   $ 170,613   $ 103,760     $ 157,224     $ 207,853          $ 263,759
Net investment in direct
   financing leases.......        426,815     334,129     275,372       213,180       185,350            366,095
Leasing equipment, net....      1,636,716   1,557,639   1,335,610     1,231,037       847,165          1,596,279

Total assets..............      2,373,036   2,241,944   1,923,052     2,204,590     1,442,892          2,369,540

Debt and capital lease
   obligations............      1,715,687   1,597,211   1,354,680     1,631,985       998,228          1,700,488
Stockholders' equity......        383,640     336,996     352,072       341,322       300,214            430,199
(1)	As a result of adopting Statement of Financial Accounting Standards No. 145 ("SFAS 145") extraordinary gains related to the retirement of debt for all years presented have been reclassified into operating income on a pretax basis. Income before cumulative effect of change in accounting principle include net of tax amounts of $558, $840 and $740 for the years ended December 31, 2001, 2000 and 1999, respectively.

(2)	Effective June 27, 2002, our financial statements include Container Applications International, Inc. ("CAI") as a consolidated subsidiary.

(3)	The 2000 income statement data excludes $660 resulting from the cumulative effect of change in accounting principle. The 2000 results include earnings from the assets acquired from Transamerica ("TA"), which we acquired on October 24, 2000, with an effective date of October 1, 2000. The 2000 results include only the chassis acquired from TA as the rail trailers and domestic containers were identified as assets held for sale at the time of purchase.

(4)	Certain reclassifications have been made to the 2002 amounts in order to conform to the 2003 presentation.

(5)	As disclosed in our Annual Report on Form 10-K for the year ended December 31, 2003, we determined that previously reported results for the unaudited interim periods for the first three quarters of 2003 required restatement. We also determined that the effect of the items which caused the restatement on years ended prior to January 1, 2003 was not material. For additional information regarding this restatement, see Note 19 in our 2003 Annual Report on Form 10-K.

(6)	Certain reclassifications have been made to the 2003 amounts in order to conform to the 2004 presentation.

PRO FORMA FINANCIAL INFORMATION

          The following tables set forth selected pro forma financial information reflecting the sale of the Notes and Warrants. The pro forma condensed consolidated statements of income are presented as if the sale of the Notes and Warrants, the repurchase of $31.6 million of 7.35% notes due in 2007, the repurchase of $17.5 million of 7.20% notes due in 2007, and the investment of the net proceeds thereof, had occurred as of January 1, 2003. No pro forma Balance Sheet has been provided since the most recent Balance Sheet at September 30, 2004, which has been incorporated by reference, includes the effect of the transactions described above. This pro forma information should be read in conjunction with the historical financial information provided above and with our historical consolidated financial statements, and the notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which are enclosed with the copies of this proxy statement sent to our stockholders. The pro forma financial information is not necessarily indicative of what our results of operations or financial condition would have been for the periods or at the dates indicated.

INTERPOOL, INC. AND SUBSIDIARIES
PRO FORMA condensed CONSOLIDATED STATEMENT OF INCOME
(dollars in thousands, except share and per share amounts)
(unaudited)

                                                                              Nine Months Ended September 30, 2004
                                                                                             Pro Forma
                                                                            As Reported     Adjustments     Pro Forma

REVENUES                                                                     $290,383      $     ---        $290,383
                                                                             --------                       --------
COSTS AND EXPENSES:
  Lease operating and administrative expenses                                  92,082            ---          92,082
  Provision for doubtful accounts                                               1,287            ---           1,287
  Fair value adjustment for derivative instruments                             (1,305)           ---          (1,305)
  Depreciation and amortization of leasing equipment                           67,974            ---          67,974
  Impairment of leasing equipment                                               4,160            ---           4,160
  Income for investments accounted for under the equity method                   (570)           ---            (570)
  Gain on settled insurance litigation                                         (6,267)           ---          (6,267)
  Other income, net                                                            (9,964)           ---          (9,964)
  Interest expense                                                             81,654          4,527 (a)      86,181
  Interest income                                                              (1,865)        (1,462)(b)      (3,327)
                                                                              -------         ------         -------
TOTAL COSTS AND EXPENSES                                                      227,186          3,065         230,251
                                                                              -------         ------         -------
Income before minority interest expense and provision for income taxes         63,197         (3,065)         60,132
     Minority interest expense, net                                            (5,481)           ---          (5,481)
                                                                              -------         ------         -------
     Income before provision for income taxes                                  57,716         (3,065)         54,651
PROVISION FOR INCOME TAXES                                                     11,151         (1,226)(c)       9,925
                                                                              -------         ------         -------

NET INCOME                                                                    $46,565        $(1,839)        $44,726
                                                                              =======         ======         =======

NET INCOME PER SHARE
  Basic                                                                         $1.70                         $1.63
                                                                                =====                         =====
  Diluted (d)                                                                   $1.57                         $1.51
                                                                                =====                         =====
Weighted Average shares outstanding (in thousands)
  Basic                                                                        27,378                         27,378
                                                                               ======                         ======
  Diluted (d)                                                                  30,567                         30,567
                                                                               ======                         ======
(a)	Amount reflects the incremental interest expense incurred on the issuance of $150,000 of 6% notes, partially reduced by the interest expense savings on the repayment of $31,605 of 7.20% notes due in 2007 and $17,490 of 7.35% notes due in 2007 for the period from January 1 through September 14, 2004, the effective date of the transaction.

(b)	Amount reflects the incremental interest income earned on the excess cash invested in treasury notes earning 2.20% per annum for the period from January 1 through September 14, 2004, the effective date of the transaction.

(c)	Amount reflects the tax effect of the above items tax affected at 40%.

(d)	The Warrants (with an exercise price in excess of the average market price for the nine months ended September 30, 2004) do not have a dilutive effect on income per share and therefore are not included in diluted income per share.

INTERPOOL, INC. AND SUBSIDIARIES
PRO FORMA condensed CONSOLIDATED STATEMENT OF INCOME
(dollars in thousands, except share and per share amounts)

                                                                                     Year Ended December 31, 2003
                                                                                               Pro Forma
                                                                              As Reported     Adjustments      Pro Forma
                                                                                              (unaudited)     (unaudited)

REVENUES                                                                       $375,627      $    ---         $375,627
                                                                               --------                       --------
COSTS AND EXPENSES:
  Lease operating expenses                                                       80,207           ---           80,207
  Administrative expenses                                                        49,734           ---           49,734
  Provision for doubtful accounts                                                 4,248           ---            4,248
  Fair value adjustment for derivative instruments                                 (837)          ---             (837)
  Depreciation and amortization of leasing equipment                             88,488           ---           88,488
  Impairment of leasing equipment                                                 8,059           ---            8,059
  Loss for investments accounted for under the equity method                      1,698           ---            1,698
  Other income, net                                                              (5,079)          ---           (5,079)
  Interest expense                                                              106,688         7,324 (a)      114,012
  Interest income                                                                (3,960)       (2,110)(b)       (6,070)
                                                                                 ------        ------           ------
TOTAL COSTS AND EXPENSES                                                        329,246         5,214          334,460

Income before minority interest expense and provision for income taxes           46,381        (5,214)          41,167
     Minority interest expense, net                                              (1,910)          ---           (1,910)
     Income before provision for income taxes                                    44,471        (5,214)          39,257
PROVISION FOR INCOME TAXES                                                        3,281        (2,086)(c)        1,195
                                                                                  -----        ------            -----
NET INCOME                                                                      $41,190       $(3,128)         $38,062
                                                                                =======       =======          =======
NET INCOME PER SHARE
  Basic                                                                           $1.51                         $1.39
                                                                                  =====                         =====
  Diluted (d)                                                                     $1.42                         $1.32
                                                                                  =====                         =====
Weighted Average shares outstanding (in thousands)
  Basic                                                                          27,365                         27,365
                                                                                 ======                         ======
  Diluted (d)                                                                    30,396                         28,935
                                                                                 ======                         ======
(a)	Amount reflects the incremental interest expense incurred on the issuance of $150,000 of 6% notes, partially reduced by the interest expense savings on the repayment of $31,605 of 7.20% notes due in 2007 and $17,490 of 7.35% notes due in 2007.

(b)	Amount reflects the interest income earned on the excess cash invested in treasury notes earning 2.20% per annum.

(c)	Amount reflects the tax effect of the above items tax affected at 40%.

(d)	The Warrants (with an exercise price in excess of the average market price for the year ended December 31, 2003) do not have a dilutive effect on income per share. In addition, the convertible redeemable subordinated debentures, which have a dilutive effect on the reported net income per share for the year ended December 31, 2003, had an anti-dilutive effect on pro forma net income per share for 2003, thus these securities, which amounted to weighted average shares of 1,460,461 outstanding as reported, are not included in the pro forma diluted net income per share.

ITEM 2.	OTHER MATTERS

          As of the date of this proxy statement, we know of no business that will be presented for consideration at the Special Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Special Meeting in accordance with the judgment of the person or persons voting the proxies.

OTHER INFORMATION

          Copies of our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (other than exhibits to these filings) accompany this proxy statement and are incorporated by reference herein. Upon request, we will provide copies of any exhibits to these filings at no cost to stockholders. All requests for copies should be directed to 211 College Road East, Princeton, New Jersey 08540, Attention of Investor Relations.

          Stockholders are invited to visit our internet website at www.interpool.com for information throughout the year and links to filings with the Securities and Exchange Commission.

By Order of the Board of Directors

Martin Tuchman Chairman/Chief Executive Officer